                                                                                                                 Exhibit 11

                           IRON MOUNTAIN INCORPORATED
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                  (Amounts in thousands except per share data)


                                                                       ----------------------------------------------------
                                                                            1994                1995              1996
                                                                       ---------------      ------------     --------------
Net loss applicable to common stockholders ....................        $          (128)     $     (1,859)    $       (2,049)
                                                                       ===============      =============    ==============

Weighted average shares:

   Common stock - voting ......................................                     --                --             8,812
   Common stock - non-voting ..................................                     --                --               458
   Class A common stock .......................................                     29                38                 4
   Class C common stock .......................................                    185                --                --
   Series A1 preferred stock ..................................                  1,152               556                11
   Series A2 preferred stock ..................................                  1,808             1,948               164
   Series A3 preferred stock ..................................                     --               432                73
   Series C  preferred Stock ..................................                  4,810             4,810               407
                                                                       ---------------      ------------     -------------

Weighted average shares outstanding ...........................                  7,984             7,784             9,929

Dilutive effect of stock options considered common stock
   equivalents computed under the treasury stock method using
   the average price - (1) ....................................                     --                --               208
                                                                       ----------------     ------------     -------------

Weighted average common and common equivalent shares
   outstanding ................................................                  7,984             7,784            10,137
                                                                       ===============      ============     =============

 Net loss per common and common equivalent
   share                                                               $         (0.02)     $      (0.24)    $       (0.20)
                                                                       ===============      ============     =============
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   (1) These shares are included pursuant to APB Opinion No. 15 which provides that the determination of whether shares are antidilutive should be based on the higher of Net income (loss) or Income before extraordinary charge.